FOR IMMEDIATE RELEASE

Voice Assist Partners with Jabra to Provide Complete Hands-Free Solutions

The combination of the Voice Assist cloud-based speech services and Jabra hands-free devices provide the perfect solution for consumers and enterprise users

Lake Forest, Calif. – March 23, 2011 – Voice Assist, Inc. (OTCBB:VSST) and Jabra today announced that they have joined forces to deliver complete end-to-end, hands-free solutions for consumers and enterprise users alike.  With the combination of the Voice Assist cloud-based speech platform and services with Jabra Bluetooth® headsets and in-car speakerphones, users can  increase productivity using any mobile phone or IP-connected device (such as the iPhone, Blackberry, Android phones, the iPad® and other tablets) at work, at home, on the road and on the roam.  Additionally, when paired with Jabra’s speakerphones like the upcoming Jabra FREEWAY, the combination provides the perfect hands-free driving solution, enabling the user to make calls, send or respond to text messages and e-mails, or post to social networks such as Facebook and Twitter, all by voice.  The process is easy: simply press one button on the Jabra headset or speakerphone, and then speak as you normally would, and say what you would like to do.
Through this partnership, both companies will be marketing each other’s products either separately or as a bundled solution.  Bundled products will be offered through multiple direct and indirect sales channels.  The partnership between Voice Assist and Jabra already has proven success with joint offerings from both companies designed specifically for salespeople and mobile workers using Salesforce.com’s Chatter (http://www.voiceassist.com/Chatter.aspx ).
“Jabra is a global leader in the headset industry and we are pleased to be the speech services company of choice,” said Michael Metcalf, CEO of Voice Assist.  “Jabra devices start the conversation with one button access, providing high quality noise and echo cancellation technology and Voice Assist empowers consumers and enterprise users to use simple voice commands to be more productive yet safer while driving.  This is a great solution for everyone

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with a mobile lifestyle, enabling hands-free communications including texting, e-mailing and social networking with co-workers, family and friends.”
“Hands-free communication is no longer a thing of the future; it’s here and we are excited to be at the forefront of the industry,” said Jonas Forsberg, General Manager, North America, GN Netcom.  “By combining our wireless headsets and speakerphone options with Voice Assist’s technology, we are offering customers a simple, convenient way to truly go hands-free.”
About GN Netcom
Through its Jabra brand, GN Netcom is a world leader in innovative headset solutions. With around 825 employees and sales offices around the world, GN Netcom develops and markets a broad range of wireless headsets and in-car speakerphones for mobile users and both wireless and corded headsets for contact center and office-based users. GN Netcom is a subsidiary of GN Store Nord A/S. For further information on the company, please visit www.jabra.com.
About Voice Assist, Inc.
Headquartered in Lake Forest, Calif., Voice Assist is a hosted speech services company that enables voice in any application, network or IP-connected device.  The company’s cloud-based speech platform eliminates the need to use a keyboard or keypad to interact, and enables users to communicate, connect or transact using simple voice commands.  The Voice Assist platform includes a fast and safe way to make calls, manage your e-mails, send text messages and post to social networks such as Facebook and Twitter by voice commands and provides a scalable solution for developers to add voice to any application.   For more information on the company, visit www.voiceassist.com.
Contacts:

Lisa Porter for Voice Assist	Stacey Clement for Jabra
949-655-1696	617-585-5774
lisa.porter@voiceassist.com	sclement@360publicrelations.com

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Forward-Looking Statement: Statements pertaining to the relationship between Voice Assist and Jabra involve risks and uncertainties, including, but not limited to functionality of our technology, and any other difficulties related to risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.